Exhibit 99.1

NEWS RELEASE	May 15, 2008

FLEXIBLE SOLUTIONS ANNOUNCES FIRST QUARTER, 2008 FINANCIAL RESULTS
Conference call scheduled for Friday May 16th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, May 15, 2008 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and agricultural nutrient enhancement products, today announces financial results for the first quarter (Q1) ended March 31, 2008.

Mr. Daniel B. O’Brien, CEO, states, “This was an outstanding quarter for FSI. Operating revenue was up more than 50% year over year resulting in significantly higher cash flow. We anticipate near term quarters to show year over year revenue and cash flow growth as well.”

●
Sales in the first quarter (Q1), were, $3,498,473 when compared to sales of $2,289,901, in the corresponding period a year ago. The result was an accounting net profit of $310,173, or $0.02 per basic weighted average share for Q1, 2008 as compared to a Q1, 2007 net loss $24,215 or $0.00 per basic weighted average share.

●	Basic weighted average shares used in computing per share amounts for the quarters were 14,057,567 for 2008 and 13,240,377 for 2007.

●
Non-GAAP operating cash flow:  For the 3 months ending Mar. 31, 2008 net income reflects $207,171 of non-cash charges (depreciation, stock option expenses, and assigned interest expense) as well as, items unrelated to current operations of $152,959 (write down of old inventory, loss on sale of equipment, as well as factory construction costs related to the new Alberta factory). When these items are removed, the Company shows positive operating cash flow of $670,303 or $0.05 per share (see the following table). This compares with operating cash flow of $227,230, or $0.02 per share, in the corresponding 3 months of 2007 (the 2007 cash flow number also excludes depreciation and stock option expense).

The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities to further increase sales in this division are emerging. Sales into crude oil extraction (as an anti-scalant), detergent (as a rinse cycle product) and agriculture (as a fertilizer enhancement product) were all up substantially. Severe weather, this year, in much of eastern Australia slowed the growth of WaterSavr. Heavy rains and flooding were the main reasons for the slowed growth. The swimming pool products division continues to discover opportunities due to high energy prices. Pool owners and operators are searching for affective means of reducing heating costs. Note that NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd (HeatSavr) divisions.

*CEO, Dan O’Brien, has scheduled a conference call for 11am EST, 8am PST, Friday May 16th to discuss first quarter financials. To participate, call 1 877 856 1961 (or 1 719 325 4754) just before the scheduled call time. The confirmation code 1102147 may be requested.*

(TABLE FOLLOWS)

The above information and following table contains supplemental information regarding income from operations for the 3 months ended March 31, 2008 and 2007. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Mar. 31 (3 Months Cash Flow)
(Unaudited)

	Three months ended Mar 31
	2008		2007
Revenue	$3,498,636		$2,289,901
Net income (loss) GAAP	$310,173		$(24,215)
Net income (loss) per common share – basic. GAAP	$0.02		$0.00
Net income (loss) excluding items not related to operating or current operating activities - NON-GAAP	$380,563	a	$(24,215)
Net income (loss) per common share excluding “Other item” – basic. NON-GAAP	$0.03	a	$0.00

	3 month Operating Cash Flow
Operating Cash flow - NON-GAAP	$517,344	b	$227,230	c
Operating Cash flow excluding non-operating item and items not related to current operations - basic NON-GAAP	$670,303	d	$227,230	c
Operating Cash flow per share excluding non-operating item and items not related to current operations - basic NON-GAAP	$0.05	d	$0.02	c
Income tax recovery	$0.00		$0.00
Non-cash Adjustments	$207,171	e	$251,445	e
Weighted average shares used in computing per share amounts – basic. GAAP	14,057,567		13,240,377

a)
Non-GAAP amounts exclude certain items not related to operations or current operating activities (Loss on sale of equipment of $29,026 and Write down of equipment $41,440). See Operating Cash Flow for other adjustments.

b)	Non-GAAP amounts exclude certain non-cash items (depreciation, stock option expense, and assigned interest expense totaling $207,323).
c)	Non-GAAP amounts exclude certain non-cash items (depreciation and stock option expenses).
d)
Non-GAAP amounts exclude certain non-cash items (depreciation, stock option expense, and assigned interest expense totaling $207,323) and items unrelated to current operating activities (new factory construction, loss on sale of equipment, and discarded inventory totaling $152,959).

e)	Amount represents depreciation, stock option expenses and assigned interest expense.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC V8T 5G4 CANADA Company Contacts
Jason Bloom Tel: 250.477.9969
Toll Free: 800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

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